Exhibit 5.1

www.duanemorris.com August 27, 2007 Orthovita, Inc. 77 Great Valley Parkway Malvern, PA 19355

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Re: Orthovita, Inc.—Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Orthovita, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of 2,602,640 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be sold by the selling security holders named in the Registration Statement.

The Shares consist of (i) 1,136,364 shares (the “Outstanding Shares”) of Common Stock that were issued and sold by the Company pursuant to the terms of the Purchase and Sale Agreement, dated as of July 30, 2007, between the Company and Royalty Securitization Trust I (the “Purchase and Sale Agreement”) and (ii) 1,466,276 shares (the “Warrant Shares”) that may be issued upon the exercise of the warrant, dated as of July 30, 2007 (individually, the “Warrant” and, collectively with any other warrants that may be issued by the Company upon surrender of such warrant or such other warrants in accordance with their terms, the “Warrants”), issued and sold by the Company pursuant to the terms of the Senior Secured Note and Warrant Purchase Agreement, dated as of July 30, 2007, by and among the Company, the Purchasers named therein and LB I Group Inc., as Collateral Agent (the “Note and Warrant Purchase Agreement”).

In connection with the opinion set forth in this letter, we have examined the Registration Statement, originals, or copies certified or otherwise identified to our satisfaction, of the Purchase and Sale Agreement, the Warrant, the Note and Warrant Purchase Agreement, the Amended and Restated Articles of Incorporation of the Company and the Amended and Restated Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

DUANE MORRIS LLP

30 SOUTH 17TH STREET PHILADELPHIA, PA 19103-4196                                 PHONE: 215.979.1000    FAX: 215.979.1020

Orthovita, Inc. August 27, 2007 Page 2

We have assumed the reservation and continued availability of a sufficient number of authorized but unissued shares of Common Stock to satisfy the rights of the holders of the Warrants upon the exercise thereof, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, photostatic or other copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) the Outstanding Shares are legally issued, fully paid and non-assessable and (ii) the Warrant Shares, when issued in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable.

The opinion set forth above is limited to the laws of the Commonwealth of Pennsylvania.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement to be filed by the Company on or about the date hereof. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DUANE MORRIS LLP